UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
________________________________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant   ☑                                  Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ADVANCED ENERGY INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2016
To Our Stockholders:
The 2016 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Thursday, May 5, 2016, at 9:00 a.m. Mountain Daylight Time, at Advanced Energy’s corporate offices, 1625 Sharp Point Drive, Fort Collins, Colorado 80525. At the meeting, you will be asked to vote on the following matters:

1.	Election of six (6) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2016;

3.	Advisory approval on the Company’s executive compensation; and

4.	Any other matters of business properly brought before the meeting.
Each of the matters 1 through 3 is described in detail in the accompanying proxy statement, dated March 10, 2016.
If you owned common stock of Advanced Energy at the close of business on Tuesday, March 8, 2016, you are entitled to receive this notice and to vote at the meeting.
All stockholders are cordially invited to attend the meeting in person. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

▪	Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

▪	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

▪	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, General Counsel & Corporate Secretary

Fort Collins, Colorado
March 10, 2016

YOUR VOTE IS IMPORTANT

Date:        March 10, 2016

To:        Our Stockholders

From:        Yuval Wasserman

Subject:        Invitation to Our 2016 Annual Meeting of Stockholders

Please come to our 2016 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2016. The meeting will be held:

Thursday, May 5, 2016
9:00 a.m. Mountain Daylight Time
Advanced Energy’s Corporate Offices
1625 Sharp Point Drive
Fort Collins, Colorado 80525

This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the annual meeting. Accompanying this proxy statement are Advanced Energy’s 2015 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2016:
This notice for the annual meeting, the proxy card, and the 2015 Annual Report, including the Annual Report on Form 10-K are available online at: www.proxydocs.com/aeis.

Yuval Wasserman
President & Chief Executive Officer

This proxy statement and the accompanying proxy card and materials are first being sent to stockholders or made available electronically on or about March 10, 2016.

GENERAL

This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2016 Annual Meeting of Stockholders. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Yuval Wasserman and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Wasserman and McGimpsey in their capacities as your agents and proxies.

Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.
Proposals
We intend to present three (3) proposals to the stockholders at the meeting:

1.	Election of six (6) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2016; and

3.	Advisory approval on the Company’s executive compensation.
We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend. The proposed corporate actions on which the stockholders are being asked to vote at the annual meeting are not corporate actions for which stockholders of a Delaware corporation have the right to exercise appraisal rights under the Delaware General Corporation Law.
Record Date and Share Ownership
If you owned shares of Advanced Energy common stock in your name as of the close of business on Tuesday, March 8, 2016, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 39,890,967 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 384 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.
Voting Procedures
Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the annual meeting. Each stockholder entitled to vote at the annual meeting may cast his, her or its vote in person or by proxy. To vote in person, a stockholder should attend the annual meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the annual meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial (866) 390-9955 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxypush.com/aeis and complete an electronic proxy card.
The inspector of the election will determine whether or not a quorum is present at the annual meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. In the event there are not sufficient shares present for a quorum or to approve any proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the annual meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.
If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-listed companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.
Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes present and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the annual meeting.
The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
Election of six (6) directors	The six (6) nominees who receive the most votes will be elected	No effect

Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2016	Majority of the votes cast at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

Advisory approval on the Company’s executive compensation	This is an advisory vote which is not binding	No effect

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the By-laws of Advanced Energy, the number of votes that may be required to approve a proposal is either a majority of the shares of common stock represented at the meeting and entitled to vote, or a majority of the shares of common stock represented at the meeting and casting votes either for or against the matter being considered. The proxy card provided herewith gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the annual meeting.

Costs of Solicitation
Advanced Energy will bear the costs of soliciting proxies in connection with the annual meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, however, we may later elect to do so.

Delivery and Revocability of Proxies
In addition to the ability of our record stockholders to vote in person at the meeting, you may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the annual meeting.
If you deliver your proxy and change your mind before the meeting, you may revoke your proxy by delivering notice to our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the meeting will not automatically revoke your previously-delivered proxy.
Delivery of Documents to Stockholders Sharing an Address
If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2015 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2015 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2015 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of six (6) directors is to be elected at the Annual Meeting. The Board of Directors has nominated for election the persons listed below. Each nominee was recommended for reelection by our Nominating and Governance Committee. Terry Hudgens, who is currently a member of the Board, has notified the Company that he is retiring from the Board of Directors and will not stand for reelection at the Annual Meeting. In order to provide for an orderly transition, Mr. Hudgens requested that the Board consider electing a new Chairman of the Board, and after due deliberation and discussion, the Board elected Mr. Grant Beard as the new Chairman effective as of February 4, 2016. Mr. Hudgens will continue to serve as a Director until his term ends as of the date of the Annual Meeting. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee, to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in the year 2017), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.

NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Frederick A. Ball	53	2008
Frederick A. Ball is Senior Vice President and Chief Financial Officer of Marketo, a leading provider of a cloud-based marketing platform, a position he has held since May 2011. Prior to joining Marketo, Mr. Ball served as the Chief Financial Officer of Webroot Software, Inc. a software security solutions provider, from June 2008 to April 2011. Prior to that, Mr. Ball was the Chief Financial Officer for a number of private and public technology companies including BigBand Networks, Inc. and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers for over 10 years. Mr. Ball has been a director of Electro Scientific Industries, Inc., since 2003 and is the chair of its compensation committee.

Name	Age	Director Since	Principal Occupation and Business Experience
Grant H. Beard	55	2014
Grant H. Beard is Chairman and Chief Executive Officer of Wynnchurch Industries, LLC a diversified holding company investing in engineered product businesses. Mr. Beard also serves as a Senior Advisor to Wynnchurch Capital. Prior to joining Wynnchurch, Mr. Beard served as the Chairman and Chief Executive Officer of Wolverine Advanced Materials LLC, a Wynnchurch company, from July 2012 until October 2015. From October 2010 to June 2012, Mr. Beard served as President and Chief Executive Officer of Constar International Inc. where he led the financial and operational restructuring of its global packaging business that was later sold to Plastipak Corporation. From 2010 to 2014, Mr. Beard also served as a Senior Executive Advisor to Blue Point Capital Group of Funds. From February 2009 to September 2010, Mr. Beard was an Operating Partner and Principal at Anderson Group, a private equity/merchant banking group. From March 2001 to January 2009, Mr. Beard served as President and Chief Executive Officer of Trimas Corporation and served as a director from June 2002 to January 2009. From August 2000 to March 2001, Mr. Beard was President, Chief Executive Officer and Chairman of HealthMedia, Inc. From January 1996 to August 2000, he was President of the Preferred Technical Group of Dana Corporation, a manufacturer of tubular fluid routing products sold to vehicle manufacturers. He served as Vice President of Sales, Marketing and Corporate Development for Echlin, Inc., before the acquisition of Echlin by Dana in late 1998. Mr. Beard has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management. He earned a Master of Arts (M.A.) degree in International Economics from the University of Detroit as well as a Bachelor of Science (B.S.) and Master of Business Administration (M.B.A.) from Miami University.

Ronald C. Foster	65	2014
Ronald C. Foster served as Chief Financial Officer and Vice President of Finance of Micron Technology, Inc. (“Micron”) from April 2008 to March 2015. Mr. Foster was appointed to that position in 2008 after serving as a member of Micron’s Board of Directors from June 2004 to April 2005. Before joining Micron, Mr. Foster was the Chief Financial Officer and Senior Vice President of FormFactor, Inc., a semiconductor wafer test equipment company. Prior to joining Form Factor, Inc., Mr. Foster served as the Chief Financial Officer for JDS Uniphase, Inc. and Novell, Inc., and also served in various financial and operational roles at Applied Materials, Egghead Software and Hewlett Packard. He previously served as a board member of Inotera Memories Inc., LUXIM Corporation, and Aptina Company. Mr. Foster holds a BA in Economics from Whitman College and an MBA from the University of Chicago.

Name	Age	Director Since	Principal Occupation and Business Experience
Edward C. Grady	68	2008
Edward C. Grady is currently President and Chief Executive Officer and a director at Electro Scientific Industries, Inc. (ESI), a supplier of laser based micro fabrication systems for consumer products, semiconductor and industrial applications, having assumed the position of President and Chief Executive Officer in February 2014. He has been a member of the board of directors at ESI since 2010. He served as Chairman and Chief Executive Officer of Reel Solar, an early stage start-up company focused on low cost PV Solar panel production technology and process, from 2010 until February 2014. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, a publicly held provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor, a publicly held process control company, and served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto/MEMC and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for EPI, a division of MEMC. Mr. Grady also served on the board of directors of Brooks Automation from 2003 to 2008, Evergreen Solar, Inc. from 2005 to 2011, and Verigy Ltd. From 2007 to 2011, and Cimetrix from 2010 to 2014.

Thomas M. Rohrs	64	2006
Thomas M. Rohrs has served as as Chief Executive Officer and Chairman of the Board of Ichor Systems since June 2013 and became its Chief Executive Officer in August 2014. Previously, he was the Chief Executive Officer of Skyline Solar, a solar equipment manufacturer, from June 2010 to September 2012. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the Board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently has sold substantially all of its assets. From December 2004 to March 2010, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was with Applied Materials, Inc., a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Intevac, Inc., a publicly held leading supplier of magnetic media processing systems, and Ichor Systems, a private technology equipment provider. Mr. Rohrs served on the board of directors of Vignani Technologies Pvt. Ltd., an engineering services company, from 2005 to February 2014, and Magma Design Automation, Inc., a publicly held electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of Seque Manufacturing Services, a private manufacturing services company, from 2008 to 2015. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

Name	Age	Director Since	Principal Occupation and Business Experience
Yuval Wasserman	61	2014
Mr. Wasserman has served as President & Chief Executive Officer and was appointed to the Board of Directors on October 1, 2014. Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, he was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company and then in August 2011 he was promoted to President of the Thin Films Business Unit. Beginning in May 2002, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman joined the board of Syncroness, Inc., an outsourced engineering and product development company, in 2010. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow. Mr. Wasserman holds a BsC in chemical engineering from Ben Gurion University in Beer Sheva, Israel.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation	Pricing
Frederick A. Ball	x	x		x
Grant H. Beard		x	x
Ronald C. Foster	x	x		x
Edward C. Grady		x	x
Terry F. Hudgens*		x	x	x
Thomas M. Rohrs	x	x
Yuval Wasserman
*Note: Mr. Hudgens was appointed as Chairman of the Board of Directors on February 5, 2015. In connection with his retirement from the Board as of the Annual Meeting date, and at his request, he ceased serving as chairman, effective February 4, 2016.

The Board of Directors has determined that each of the nominees, other than Yuval Wasserman, is an “independent director” within the meaning of the Nasdaq Stock Market Rules. To be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. In making this independence determination, the Board considered the potential effects of five of our directors concurrently serving on the board of directors of a company other than Advanced Energy. The independent directors, if all of them are elected at the annual meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.

Qualifications
The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the company operates, particularly in the semiconductor capital equipment and industrial power markets. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are certain qualifications, experience and skills for Board members which are important to the Company’s business and its future:

▪
Senior Leadership Experience. Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

▪
Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

▪
Industry and Technical Expertise. Because the Company is a global leader in innovative power solutions for semiconductor and industrial markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

▪
Global Expertise. Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

▪
Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Fred A. Ball brings to the Board his extensive experience in senior management, operations, finance and auditing, as he is currently the Chief Financial Officer of a leading provider of cloud-based marketing software and has served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various public and private technology companies. Mr. Ball’s greater than 10 years of experience as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he serves on another public company board and is the chair of its compensation committee. Mr. Ball’s balance of experience enables him to work very productively with both the Board and senior management, particularly on strategic, finance and audit, and executive compensation matters.
Grant H. Beard brings to the Board significant management level experience together with experience in the private equity/merchant banking industry. Mr. Beard currently serves as Chairman and CEO of Wynnchurch Industries, LLC and has served in various executive level positions including serving as Chairman, President and CEO of Wolverine Advanced Materials LLC from July 2012 to October 2015, and he previously served as President and Chief Executive Officer of Constar International Inc. and Trimas Corporation. Mr. Beard’s experience also includes serving as Operating Partner at private equity/merchant banking groups Anderson Group and Blue Point Capital.

Ronald C. Foster brings to the Board significant knowledge and experience in the semiconductor industry. Mr. Foster served as the Chief Financial Officer and Vice President of Finance at Micron Technology, Inc., and has significant experience in executive level management positions in the semiconductor industry. Mr. Foster also brings significant experience in financial management, accounting and finance issues as he has served in the role of chief financial officer for various companies focused on the semiconductor industry.
Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he has served as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also currently serves as President and Chief Executive Officer of a technology company supplying laser and laser based systems for consumer electronics components and industrial applications and serves on the board of another technology company, providing cross-board experience.
Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and prior involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.
Yuval Wasserman brings years of executive and management experience in the semiconductor and electronics industries, and has significant knowledge of the Company’s history and operations. Mr. Wasserman has held various executive level positions at the Company and currently serves as the Company’s President and Chief Executive Officer.
Involvement in Certain Legal Proceedings
Except as otherwise noted, during the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) except with respect to Mr. Rohrs, as more fully described in Mr. Rohrs’ biography above, any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.
Required Vote
The six (6) nominees will be elected to the Board upon receipt of a favorable vote (FOR) of a plurality of the votes cast at the meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the six (6) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.
The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Director Compensation
Compensation for non-employee directors for the fiscal year ended December 31, 2015 was as follows:

▪	$45,000 annual retainer paid in equal quarterly installments in July, October, February, and April;

▪	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February, and April;

▪	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation, and Nominating and Governance Committees, respectively;

▪	Annual retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively.

▪
10,000 restricted stock units to each non-employee director upon initial election or appointment to the Board, which units vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date; and

▪
8,000 restricted stock units annually to each non-employee director on the date of his re-election at the annual meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

At this time, directors are not separately compensated for their service on the Pricing Committee.
In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, that requires non-employee members of the Board of Directors to own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company's stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the ownership goals.
The following table shows director compensation information for 2015.

2015 Director Compensation
Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frederick A. Ball	77,250	199,680	—	—	—	—	276,930
Richard P. Beck(3)	26,250	—	—	—	—	—	26,250
Grant H. Beard	62,750	199,680	—	—	—	—	262,430
Ronald C. Foster	64,250	199,680	—	—	—	—	263,930
Edward C. Grady	64,000	199,680	—	—	—	—	263,680
Terry F. Hudgens(4)	98,750	199,680	—	—	—	—	298,430
Thomas M. Rohrs	64,250	199,680	—	—	—	—	263,930
Yuval Wasserman	—	—	—	—	—	—	—

(1)	The amounts in this column reflect the grant date fair value of awards granted in 2015.
(2)	As of December 31, 2015: (a) for Messrs. Foster and Beard there are 15,500 outstanding RSUs; (b) for each of Messrs. Ball, Grady, Hudgens and Rohrs, there are 8,000 outstanding RSUs.
(3)	Mr. Beck elected not to stand for re-election to the Board of Directors at the Annual Meeting of Stockholders held on May 7, 2015, and ceased serving as a director as of that date.
(4)
Mr. Hudgens was appointed as Chairman of the Board of Directors on February 5, 2015. In connection with his retirement from the Board as of the Annual Meeting date, and at his request, he ceased serving as chairman, effective February 4, 2016.

Board of Directors Meetings
The Board of Directors held 12 meetings in 2015. During the year, four executive sessions were held. In 2015, the Board of Directors had an Audit and Finance Committee, a Nominating and Governance Committee, a Compensation Committee and a Pricing Committee. In 2015, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.
Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Company’s annual meeting of stockholders. The annual meeting held in May 2015 was attended in person or by telephone by 8 members of the Board of Directors.
Audit and Finance Committee
Composition and Meetings
The Company has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit and Finance Committee consists of Messrs. Ball (Chair), Foster, and Rohrs. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market Rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Ball, Foster, and Rohrs and determined that they are “audit committee financial experts” as defined under the rules promulgated by the SEC. The Audit and Finance Committee met 9 times in 2015.
Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit     Services of the Independent Registered Public Accounting Firm
The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2015, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.
Audit and Finance Committee Charter and Responsibilities
The Audit and Finance Committee is governed by a written charter, which is available on our website at http://www.advanced-energy.com/en/Audit_Finance_Charter.html. The Audit and Finance Committee is responsible for, among other things:

▪	selecting Advanced Energy's independent registered public accounting firm;

▪	approving the scope, fees and results of the audit engagement;

▪	determining the independence and evaluating the performance of Advanced Energy's independent registered public accounting firm and internal auditors;

▪	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

▪
evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy's management;

▪	reviewing the internal accounting procedures and controls with Advanced Energy's financial and accounting staff and approving significant changes;

▪	reviewing and approving related party transactions; and

▪
establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the corporation and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q.
Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.
Report of the Audit and Finance Committee
The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Audit and Finance Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence.
Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2015 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2016, subject to stockholder approval.
The Audit and Finance Committee
Frederick A. Ball, Chairman
Ronald C. Foster
Thomas M. Rohrs

Nominating and Governance Committee
Composition and Meetings
The Nominating and Governance Committee consists of Messrs. Beard (Chair), Ball, Foster, Grady, Hudgens, and Rohrs. Each of the members of the Nominating and Governance Committee was, and is, an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Nominating and Governance Committee met 4 times in 2015.
Nominating and Governance Committee Charter and Responsibilities
The Nominating and Governance Committee is governed by a written charter and Board Governance Guidelines available on our website at: www.advanced-energy.com/en/nominating_governance_charter.html. The Nominating and Governance Committee responsibilities include:

▪	ensuring that a majority of the directors will be independent;

▪	establishing qualifications and standards to serve as a director;

▪	identifying and recommending individuals qualified to become directors;

▪	considering any candidates recommended by stockholders;

▪	determining the appropriate size and composition of the Board;

▪	ensuring that the independent directors meet in executive session quarterly;

▪
reviewing other directorships, positions, and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board or other suitability criteria;

▪
sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committees chairpersons;

▪	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

▪	considering any other corporate governance issues that arise from time to time and referring them to the Board;

▪	if the Board requests, developing appropriate recommendations to the Board; and

▪	overseeing the Company’s insider trading policies and procedures.

Director Nominations
The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees, and Spencer Stuart was retained for selected director searches. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Nominating and Governance Committee assesses the independence, character and acumen of candidates. The Nominating and Governance Committee also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Nominating and Governance Committee assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.
The Board Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Although the Company does not have a formal diversity policy as part of the director selection process, the Board values a diverse set of viewpoints and experiences. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time.
The Nominating and Governance Committee will consider any and all director candidate recommendations by our stockholders that are submitted in accordance with the procedures set forth in the Company’s Amended and Restated By-laws. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation must include all of the information set forth in Article III, Section 6(a) of the Amended and Restated By-laws of Advanced

Energy, including but not limited to, your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 39 of this proxy statement.
Compensation Committee
Composition and Meetings
The Compensation Committee consists of Messrs. Grady (Chair), Beard and Hudgens. Each of the members of the Compensation Committee is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (2) an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code, as amended, and (3) an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Compensation Committee met 9 times in 2015.
Committee Charter and Responsibilities
The Compensation Committee is governed by a written charter, which is available on our website at www.advanced-energy.com/en/Compensation_Charter.html. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering Advanced Energy’s incentive compensation and benefit plans and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities.
Pricing Committee
The Board of Directors recently established a Pricing Committee that consists of Messrs. Hudgens (Chair), Ball and Foster, each of which is an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Pricing Committee may exercise all of the powers and authority of the Board of Directors in connection with all matters relating to the Company’s $150 million stock repurchase program announced in September 2015 and the issuance of indebtedness by the Company; including the terms and conditions, timing and other provisions of such stock repurchases or debt issuances. The Pricing Committee met one time in 2015.

Board Governance Structure
The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business of the Company. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide oversight and counsel to the Chief Executive Officer on behalf of the Board.
Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outlines operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit and Finance Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ADVANCED ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
On February 4, 2016, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2016 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee expects to reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee feels that such a change would be in the best interests of Advanced Energy and our stockholders.
A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.
Audit Fees
The following table presents fees billed to Advanced Energy for professional services rendered by Grant Thornton, LLP for engagements for 2014 and 2015. We did not pay any fees to Grant Thornton, LLP for tax compliance, tax advice or tax planning during 2014 or 2015. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit and Finance Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2015	2014
	(In thousands)
Audit Fees (1)	$2,158	$1,713
Audit Related Fees (2)	—	—
Other Fees (3)	—	106
Total Fees	$2,158	$1,819

(1)
Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Other Fees consisted of fees for due diligence procedures.

Required Vote

Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2016 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY APPROVAL ON THE COMPANY’S EXECUTIVE COMPENSATION
We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. The proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the 2015 annual meeting of stockholders approximately 99% of the votes cast approved our say on pay vote. After this annual meeting we expect that the next stockholder advisory vote on the Company’s executive compensation will occur at the 2017 annual meeting of stockholders.
Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors within the meaning of the Nasdaq Stock Market Rules. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page 22 of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

▪
We strive to structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the company’s long-term health while promoting strong annual results.

▪
We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the company’s success by focusing on our stockholders, customers and employees. We focus not only on results but on how results were achieved.

▪
We strive to structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote
The votes on Proposal No. 3 are advisory in nature and, therefore, are not binding on Advanced Energy. However, the Board and Compensation Committee will review the results of the vote in making future compensation decisions. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.
Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the compensation of Advanced Energy’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation” of this proxy statement.
The Board of Directors recommends a vote “FOR” the Approval of the compensation of Advanced Energy’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 1, 2016, there were 39,762,516 shares of the Company’s common stock outstanding. The following table sets forth the beneficial ownership of Advanced Energy common stock as of February 1, 2016 (unless otherwise noted) by:

▪	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

▪	each director and nominee for director;

▪	each current named executive officer; and

▪	the current directors and executive officers as a group.

Unless otherwise indicated, the address of each individual named below is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Name of Stockholder	Shares of Common Stock Beneficially Owned		Percent Owned
Ameriprise Financial, Inc.	3,992,601	(1)	10.0%
BlackRock, Inc.	3,819,338	(2)	9.6%
The Vanguard Group	3,078,582	(3)	7.7%
Earnest Partners, LLC	2,151,908	(4)	5.4%
T. Rowe Price Associates, Inc.	2,120,510	(5)	5.3%
Praesidium Investment Management Company, LLC	2,080,278	(6)	5.2%
Yuval Wasserman, President and Chief Executive Officer	312,237	(7)(8)	*
Thomas Liguori, Executive Vice President and Chief Financial Officer	—	(7)(8)	*
Danny C. Herron, Former Executive Vice President and Chief Financial Officer **	—	(7)(8)	*
Thomas O. McGimpsey, Executive Vice President, General Counsel and Corporate Secretary	113,622	(7)(8)	*
William G. Trupkiewicz, Vice President, Controller and Chief Accounting Officer	6,330	(7)(8)	*
Terry F. Hudgens, Chairman of the Board of Directors	37,000	(9)	*
Fred Ball, Director	12,500	(9)	*
Grant H. Beard, Director	12,500	(9)	*
Richard P. Beck, Former Director***	—	(9)	*
Ronald C. Foster, Director	—	(9)	*
Edward C. Grady, Director	18,800	(9)	*
Thomas M. Rohrs, Director	18,750	(9)	*

All executive officers and directors, as a group (11 persons)	531,739		*

(1)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 12, 2016 by Ameriprise Financial, Inc. reports shared dispositive power over 3,992,601 shares, or 10.0%. The address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center Minneapolis, MN 55474. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Amerprise Financial, Inc. is deemed to be a beneficial owner of such securities; however, Ameriprise Financial, Inc. expressly disclaims beneficial ownership of any shares reported.

(2)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 25, 2016 by BlackRock, Inc., amending the Schedule 13G previously filed by Barclays Global Investors, N.A., reports dispositive power over 3,819,338 shares, or 9.6%. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group., reports sole dispositive power over 3,078,582 shares, or 7.7%. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 12, 2016 by Earnest Partners, LLC., reports sole dispositive power over 2,151,908 shares, or 5.4%. The address for Earnest Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.

(5)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) reports dispositive power over 2,120,510 shares, or 5.3%. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 16, 2016 by Praesidium Investment Management Group, LLC ("Praesidium") reports dispositive power over 2,080,278 shares, or 5.2%. The address for Praesidium Investment Management Group, LLC. is 1411 Broadway - 29th Floor, New York, NY 10018. These securities are owned by various individual and institutional investors which Praesidium serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Praesidium is deemed to be a beneficial owner of such securities; however, Praesidium expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of February 1, 2016 pursuant to stock options granted or assumed by Advanced Energy:
	Yuval Wasserman	131,730
	Thomas O. McGimpsey	49,471
	Thomas Liguori	—
	William G. Trupkiewicz	—

(8)
Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of February 1, 2016 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

	Yuval Wasserman	159,712
	Thomas O. McGimpsey	51,804
	Thomas Liguori	—
	William G. Trupkiewicz	4,579

(9)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the annual meeting.

*	Less than 1%
**	Mr. Herron, the Former Executive Vice President and Chief Financial Officer, left the Company on March 30, 2015.
***	Mr. Beck, a former Director, resigned from the Board of Directors on May 7, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview of 2015 Compensation
Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company strives to provide compensation that is (a) linked to stockholder value creation, (b) reflective of the overall performance of the Company, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.
As part of the Company’s continued focus on delivering improved stockholder value, the Compensation Committee designs its executive compensation plans to closely align executive compensation with stockholders’ interests and reinforce a “Pay for Performance Culture.” These compensation plans are integrated into the Company’s strategic plan and provide incentives designed to align the executive officers’ performance with the interests of the Company’s stockholders and also encourage retention.
Our compensation decisions in 2015 were designed to meet these goals. As set forth in more detail below, our Compensation Committee reinforced our philosophy of “pay for performance” by awarding cash bonuses under our 2015 Short Term Incentive Plan (“STI Plan”) and awarding long term equity incentives under our 2015 Long Term Incentive Plan (“LTI Plan”), to our named executive officers and other member of management only when applicable pre-established financial performance metrics (some of which are non-GAAP measures) for the business units or the Company, as the case may be, were met.
Compensation Philosophy and Objectives
The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

▪	Compensation promotes the long-term focus required for the Company’s success by aligning executive officer’s interests with those of stockholders.

▪
Compensation reflects the level of job responsibility and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance because those employees are more able to affect the Company’s results.

▪
Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

Overview of Executive Compensation Program
The Compensation Committee
The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that reward executives for continuous improvement in key financial metrics that drive company performance and stockholder value. The Compensation Committee also recognizes the need for compensation programs to attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our executives for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. Pursuant to the Compensation Committee Charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee has the authority to engage independent advisors to assist in making determinations with respect to the compensation of executives and other employees. For the 2015 fiscal year, the Compensation Committee engaged Radford, an Aon Hewitt company, on a limited basis to conduct a competitive review of executive compensation. In October 2015, the Compensation Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) as its new independent compensation consultant replacing Radford. Information regarding the competitive review is provided below under the heading “Benchmarking Against Peer Companies.” Neither Radford nor Semler Brossy has provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee.
Role of Executive Officers in Compensation Decisions
The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives in order to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. Management discusses with the Compensation Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks. The Chief Executive Officer annually reviews the performance of each executive officer, other than himself. The Chief Executive Officer’s performance is reviewed by the Compensation Committee which makes recommendations to the full Board.
With support from market compensation data, performance reviews and other information, management makes recommendations to the Compensation Committee on the base salaries, bonus targets and equity compensation for the executive officers and other executives other than the Chief Executive Officer. The Compensation Committee takes management’s recommendations into consideration, but is not bound by management’s recommendations with respect to executive compensation. The compensation for the Chief Executive Officer is recommended by the Compensation Committee to the Board for its review and ratification. While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors.
Benchmarking Against Peer Companies
One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers, and generally relies more heavily upon, other factors discussed below under the heading “Components of Executive Compensation.”
The list of peer companies utilized for the comparative review was reviewed in 2014 so as to more closely represent direct competitors of Advanced Energy, companies in the semiconductor and electronic equipment industries, and companies with which Advanced Energy competes for executive talent. The peer companies consist of the following 15 publicly traded companies from the semiconductor, electronic equipment and solar industries of roughly similar size to Advanced Energy:

Brooks Automation, Inc.	Entegris, Inc.	OSI Systems
Cabot Microelectronics	FEI Company	Photronics, Inc.
Checkpoint Systems	Kulicke & Soffa Industries, Inc.	Rofin-Sinar Technologies
Coherent, Inc.	MKS Instruments, Inc.	Ultra Clean Holdings
EnerNOC, Inc.	Newport	Veeco Instruments, Inc.

The Radford analysis indicated that, on average, Advanced Energy’s executive officers are compensated in the 50th percentile among the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In 2015, the Compensation Committee determined it to be in the best interests of the Company to offer compensation in the 50th percentile in order to recruit top tier executive talent. In 2015, the Compensation Committee also considered the scope of an executive’s duties as compared to benchmark positions and the executive’s performance in prior periods in setting compensation above or below the 50th percentile for individual executives.

In consultation with Semler Brossy, the Compensation Committee revised its list of peer companies used for comparative review in 2016 especially given its decision to discontinue the operations of its Solar inverter business in 2015. The new list of peer companies consists of the following 15 publicly traded companies of roughly similar size to Advanced Energy. All these companies are from related industries - including the semiconductor, electronic equipment space - and compete with Advanced Energy for executive talent.

Brooks Automation, Inc.	Entegris, Inc.	OSI Systems
Astronics	FEI Company	Photronics, Inc.
Greatbatch Technologies	Kulicke & Soffa Industries, Inc.	Rofin-Sinar Technologies
Coherent, Inc.	MKS Instruments, Inc.	Thermon Group Holdings
Newport	Ambarella	Veeco Instruments, Inc.

Components of Executive Compensation
For 2015, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Annual Performance-Based Incentive Compensation under the STI Plan, (3) Long-Term Performance-Based Equity Incentive Compensation under the LTI Plan, (4) Personal Benefits, and (5) Other Compensation. In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during the year, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Radford and alignment with the Company’s overall compensation philosophy.
Base Salary
Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services while encouraging them to strive for performance-based and long-term incentives. For 2015, the Compensation Committee set the base salaries as follows:

Name	Position	Base Salary (per annum)
Yuval Wasserman	President and Chief Executive Officer	$600,000
Thomas Liguori	Executive Vice President and Chief Financial Officer(1)	$400,000
Danny C. Herron	Former Executive Vice President and Chief Financial Officer(2)	$308,000
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	$316,000
William G. Trupkiewicz	Vice President, Controller and Chief Accounting Officer	$247,500

(1)	Mr. Liguori began serving as the Company's Executive Vice President and Chief Financial Officer on May 18, 2015.

(2)	Mr. Herron served as the Company's Executive Vice President and Chief Financial Officer through March 30, 2015.

Annual Performance-Based Incentive Compensation
The STI Plan provides the Company’s executive officers (CEO and executive vice presidents) and other members of management (senior vice presidents and vice presidents), who are selected to participate, with an opportunity to earn an annual cash bonus that is funded from a corporate “performance-based” bonus pool. Specifically, the corporate bonus pool for 2015 would be funded to the extent the Company achieves certain threshold, target or stretch levels of revenue, non-GAAP operating income from continuing operations, excluding restructuring charges (“non-GAAP OI”) and operational cash flow. Each of these performance metrics carries a different weight in funding the corporate bonus pool with revenue at 50%, non-GAAP OI at 30% and operational cash flow at 20% (generally referred to herein as “corporate achievement”). The corporate achievement scale funds the bonus pool 50% at threshold, 100% at target, and 200% at stretch; however the non-GAAP OI threshold must be met to trigger pool funding for the revenue and non-GAAP OI portions. Achievement percentages between the threshold and target and between the target and stretch levels are to be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool.

Executive officers have an annual bonus opportunity expressed as a percent of their base salary. Mr. Yuval Wasserman, the president and chief executive officer, has a target bonus opportunity of 100% of base pay, or $600,000 at target. Of that bonus opportunity, $400,000 at target is based on corporate achievement of the performance metrics as discussed above, $100,000 at target is based on achieving performance metrics related to organic market expansion and $100,000 at target is based on a subjective review of inorganic activities determined at the discretion of the Compensation Committee. Mr. Wasserman’s aggregate annual bonus opportunity can range from $0 to $1.2 million (i.e., 200% achievement).

Mr. Thomas Liguori, the executive vice president and chief financial officer, has a target bonus opportunity of 60% of base pay, or $240,000 at target, pro rated based upon the portion of the year that he was employed by the Company. Mr. Liguori’s aggregate annual bonus opportunity can range from $0 to $297,600 (i.e., 200% achievement pro rated at 62.2%). Mr. Danny C. Herron, the former executive vice president and chief financial officer, was not eligible to participate in the STI Plan.

Mr. Thomas McGimpsey, the executive vice president, general counsel and corporate secretary, has a target bonus opportunity of 60% of base pay, or $189,600 at target, which is based on corporate achievement of the performance metrics discussed above. Mr. McGimpsey’s aggregate annual bonus opportunity can range from $0 to $379,200 (i.e., 200% achievement).

Mr. William G. Trupkiewicz, the vice president, controller and chief accounting officer, has a target bonus opportunity of 40% of base pay, or $99,000 at target, which is based on individual achievement (which is limited to the extent the bonus pool is funded by corporate achievement of performance metrics). Mr. Trupkiewicz’s aggregate annual bonus opportunity can range from $0 to $198,000 (i.e., 200% achievement).

As mentioned above, at the highest level of achievement, participants may be eligible to receive up to a maximum of 200% of his or her target bonus amount, subject to and limited by the funding of the corporate bonus pool (as discussed above). All bonus awards under the STI Plan will be subject to other terms and conditions set forth in the STI Plan.

Achievement
The targets for 2015 revenue, non-GAAP OI and operational cash flow were set early in 2015 before the declaration of discontinued operations for the Solar inverter segment. The Company’s actual performance in 2015 with regard to these metrics takes into account the Solar inverter segment results even though it is now classified as discontinued operations. The 2015 revenue, non-GAAP OI and cash flow performance for the Company, without giving effect to the declaration of discontinued operations for the Solar inverter segment, was $510.6 million, $72.7 million and $132.9 million respectively, and accordingly the threshold revenue requirement of $495.5 million, the threshold non-GAAP OI requirement of $68.6 million and the stretch operational cash flow requirement of $113.7 million were met. Consistent with the STI Plan, approximately $42 million of Solar inverter business wind-down costs were excluded for the calculation of non-GAAP OI. Based on the performance as described, there was an 89% payout under the STI Plan.
An 89% payout of the $400,000 portion of Mr. Wasserman’s bonus opportunity resulted in a payment of $356,000. For the remaining $200,000 portion of Mr. Wasserman’s bonus opportunity, $100,000 based on achieving performance metrics related to organic market expansion was met at 72% and $100,000 based on a subjective review of inorganic activities determined at the discretion of the Compensation Committee was met at 100%. Based on the corporate achievement of 89% above, Mr. Liguori and Mr. McGimpsey achieved a payout of $132,859 (pro rated based on his start date) and $168,744, respectively. Based on individual achievement and funding of the corporate bonus pool, Mr. Trupkiewicz achieved a payout of $87,932.
As a result of such performance, the Chief Executive Officer and named executive officers were awarded the following cash payouts under the STI Plan.

Name	Position	STI Plan Payout
Yuval Wasserman	President & Chief Executive Officer	$528,000(1)
Thomas Liguori	Executive Vice President and Chief Financial Officer	$132,859(2)
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	$168,744(3)
William G. Trupkiewicz	Vice President, Controller and Chief Accounting Officer	$87,932(4)
(1) Calculated by multiplying a 100% bonus opportunity on a $600,000 base salary with an attainment of 89% for $400,000, 72% for $100,000 and 100% for $100,000, amounting to $528,000.
(2) Calculated by multiplying a 60% bonus opportunity on a $400,000 base salary with an attainment of 89%, pro-rated at 62.2%, amounting to $132,859.
(3) Calculated by multiplying a 60% bonus opportunity on a $316,000 base salary with an attainment of 89%, amounting to $168,744.
(4) Calculated by multiplying a 40% bonus opportunity on a $247,500 base salary with an attainment of 89%, amounting to $87,932.

Long-Term Equity Incentive Compensation
The LTI Plan is a performance-based equity plan under the Company's 2008 Omnibus Incentive Plan, as amended. For 2015 participants in the LTI Plan received awards in the following forms: 50% time-based stock options, 25% time-based restricted stock units and 25% performance stock units. The grants of time-based stock options and restricted stock units vest ratably over a three (3) year period with one-third vesting on each anniversary date of the grant date. The performance stock units vest between 50% at threshold, 100% at target and 200% at stretch based on the achievement of the return on net assets (“RONA”) as calculated under the LTI Plan for the 2015 fiscal year, which (a) excludes restructuring charges from net income and (b) excludes cash from net assets. Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated.
The performance units are evidenced by award letters given to the executive officers and other key members of management who are selected to participate in the LTI Plan. The award letters provide for the vesting of performance shares as set forth above, and settlement in cash, stock, or a combination thereof, as determined by the Compensation Committee, after the Company’s RONA has been calculated for such year. Awards under the LTI plan are subject to other terms and conditions outlined in the LTI Plan.

On February 5, 2015, Mr. Wasserman, president and chief executive officer, was granted equity (options, restricted stock units and performance stock units) under the LTI Plan at an approximate grant date value of $1.6 million, and Mr. McGimpsey, executive vice president, general counsel and corporate secretary, was granted equity (options, restricted stock units and performance stock units) under the LTI Plan with an approximate grant date value of $400,000. Mr. Liguori, executive vice president and chief financial officer, was not eligible to participate in the LTI Plan for 2015, but is expected to participate in any long term incentive plan adopted for 2016 and subsequent years. Mr. Liguori was provided with awards of restricted stock units upon his employment with Advanced Energy and such awards are described in the Form 8-K filed with the SEC on April 16, 2015. Mr. Danny C. Herron, former executive vice president and chief financial officer, was not eligible to participate in the LTI Plan. Mr. Trupkiewicz, vice president, controller and chief accounting officer, was granted equity (options, restricted stock units and performance stock units) under the LTI Plan with an approximate grant date value of $125,000.
The approximate grant date value of options is based on an estimated Black-Scholes model valuation and the restricted stock units and performance stock units are based on a full share value as of the grant date. All awards under the LTI plan are subject to other terms and conditions set forth in the LTI Plan document and award agreement.

The LTI Plan RONA achieved for 2015 was 69%, which exceeded the target RONA stretch goal of 56.0%, and accordingly 200% of the LTI Plan payout was achieved. The calculation of RONA utilized net income minus restructuring charges, and consistent with the LTI plan, excluded approximately $42 million of solar inverter business wind-down costs.
Based on a 200% attainment, Messrs. Wasserman, McGimpsey and Trupkiewicz were awarded the performance shares as shown in the table below.

Name	Position	Award of Performance Shares
Yuval Wasserman	President and Chief Executive Officer	30,396
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	7,598
William G. Trupkiewicz	Vice President, Controller and Chief Accounting Officer	2,374

Going forward in 2016, performance shares awarded under the LTI Plan will vest over a three year performance period as described in the Form 8-K filed with the SEC on February 8, 2016.

Stock Ownership Policy
In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, which is applicable to the Chief Executive Officer, senior executives reporting to the Chief Executive Officer and non-employee members of the Board of Directors. The Stock Ownership Policy provides that (1) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five times his or her annual base salary (excluding any bonus, award or special compensation), (2) the senior executives reporting to the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least three times his or her annual base salary (excluding any bonus, award or special compensation), and (3) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the respective ownership goal.

Personal Benefits
As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package, but did not materially impact decisions regarding other elements of executive officer compensation.
All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.
All U.S. employees of the Company, excluding the executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.
Other Compensation
The Company is party to a change in control (“CIC”) agreement with each of Messrs. Wasserman, McGimpsey, and Liguori. The CIC agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without Cause (as defined in the CIC agreements) or other involuntary termination following an actual or during a pending change in control. The Company entered into the CIC agreements and established the payment amounts thereunder in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.
Under the CIC agreements, in the event of an executive’s termination without cause following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times such amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $15,000, for outplacement services, and (f) full vesting and right to exercise all stock options and other equity awards then held by the executive so terminated. Other than accrued compensation, an executive is not entitled to receive any compensation, benefits or other payments under the CIC agreements unless the executive provides the Company with a full release of claims. The terms of the CIC agreements were determined by the Compensation Committee based on consideration of marketplace benchmark data and the Company’s retention objectives.
Tax and Accounting Implications
To maintain maximum flexibility in designing compensation programs, the Compensation Committee will continue to take tax deductibility into consideration when structuring incentive compensation awards for the named executive officers. However, in establishing the cash and equity incentive compensation programs for the named executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Code Section 162(m) limitation. Further, because of the fact-based nature of the exemption for performance-based compensation under Code Section 162(m) and the limited amount of binding-related guidance, the Compensation Committee cannot guarantee that compensation that is intended to comply with the exemption for performance-based compensation under Code Section 162(m) will in fact so qualify. Accordingly, we reserve the right to pay compensation that is not deductible under Code Section 162(m) and the right to pay discretionary bonuses and other ad hoc compensatory awards.
Response to the 2015 Advisory Vote on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2015 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 8, 2015, over 33 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers at our 2015 Annual Meeting of Stockholders, representing approximately 99% of the votes cast on the proposal. In light of this approval rate, our Compensation Committee believed that no significant changes to our compensation programs were required. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.
Hedging
The Company’s insider trading policy prohibits hedging transactions with respect to the Company’s common stock.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Grady (Chair), Beard and Hudgens. There are no interlocking relationships as defined in the applicable SEC rules.
During 2015, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2015. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders.
This report is submitted by the Compensation Committee.
Edward C. Grady, Chair
Grant H. Beard
Terry Hudgens
Equity Compensation Plan Information
The Company currently maintains two equity compensation plans: the Company's 2008 Omnibus Incentive Plan, as amended and the Employee Stock Purchase Plan (“ESPP”). Both plans were approved by the Company’s stockholders. The following table sets forth the number of shares of Common Stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2016 in each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	888,311	(1)	$17.38	(2)	2,533,505
Equity compensation plans not approved by security holders	—		$—		—
Total	888,311		$17.38		2,533,505

(1)	Includes 642,188 shares subject to stock options, 233,312 shares of restricted stock units, and 12,811 shares granted under our Employee Stock Purchase Plan

(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have a minimal purchase price.

Management

Executive officers of the Company are appointed by the Board, and serve for a term of one year and until their successors have been appointed and qualified or until their earlier resignation or removal by the Board. The following table sets forth names and ages of all executive officers of the Company and their respective positions with the Company as of the date of this proxy statement:

Name	Age	Position	Principal Occupation and Business Experience
Yuval Wasserman	61	President, Chief Executive Officer and Director	A summary of Mr. Wasserman’s business experience is included in Proposal No. 1 on page 8

Name	Age	Position	Principal Occupation and Business Experience
Thomas Liguori	58	Executive Vice President and Chief Financial Officer
Mr. Liguori joined us in May 2015 as Executive Vice President and Chief Financial Officer. Prior to joining Advanced Energy, he served as Executive Vice President and Chief Financial Officer at Multi-Fineline Electronix, Inc. (MFLEX) since 2008. Multi-Fineline Electronix, Inc. is one of the world’s largest producers of flexible printed circuits and flexible circuit assemblies. Prior to Multi-Fineline Electronix, Inc., Mr. Liguori served as Chief Financial Officer at Hypercom, Inc. from November 2005 to February 2008, where he designed and built the global finance and administration functions. From February 2005 to November 2005, Mr. Liguori served as Vice President, Finance and Chief Financial Officer at Iomega Corporation, a publicly traded provider of storage and network security solutions, and from April 2000 to February 2005, as Chief Financial Officer at Channell Commercial Corporation, a publicly traded designer and manufacturer of telecommunications equipment. Prior to that time, Mr. Liguori served as Chief Financial Officer of Dole Europe for Dole Food Company, serving as the top-ranking financial and IT executive in Dole’s operations in Europe, Africa and the Middle East, and as Vice President of Finance at Teledyne. Mr. Liguori began his career with Honeywell and served as a management consultant with Deloitte & Touche LLP. Mr. Liguori holds a Bachelor’s in Business Administration, Summa Cum Laude, from Boston University and completed a Master’s in Business Administration in Finance, Summa Cum Laude, from Arizona State University. He is a Certified Management Accountant and a Certified Financial Manager.

Name	Age	Position	Principal Occupation and Business Experience
Thomas O. McGimpsey	54	Executive Vice President, General Counsel and Corporate Secretary
Mr. McGimpsey joined us in April 2009 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Development and General Counsel in August 2011 and held the corporate development position until mid-2015. From February 2008 to April 2009, Mr. McGimpsey held the position of Vice President of Operations at First Data Corporation. During 2007, Mr. McGimpsey was a consultant and legal advisor to various companies. From July 2000 to January 2007, Mr. McGimpsey held various positions with McDATA Corporation such as Executive Vice President of Business Development & Chief Legal Officer, Senior Vice President & General Counsel and Vice President of Corporate Development. From February 1998 to its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. In August 2014 Mr. McGimpsey was appointed to the board of directors of CPP, Inc., a private company with international operations that provides wind engineering and air quality consulting services. In July 2015, Mr. McGimpsey was appointed as a Commissioner to the Colorado Commission on Higher Education. Mr. McGimpsey is a National Association of Corporate Directors (NACD) Governance Fellow. Mr. McGimpsey received his Master's in Business Administration from Colorado State University (with honors), his Juris Doctor degree from the University of Colorado and his Bachelor of Science degree in Computer Science (with a minor in electrical systems) from Embry-Riddle Aeronautical University.

William G. Trupkiewicz	51	Vice President, Controller and Chief Accounting Officer
Mr. Trupkiewicz joined us in March 2014 as Vice President and Corporate Controller. In November 2014, he was promoted to Chief Accounting Officer. Prior to joining the Company, he held a number of senior finance and accounting positions with JBS USA Holdings, Inc. and its predecessor companies since October 1994, serving most recently as Corporate Controller, Chief Accounting Officer and Secretary from July 2007 through January 2014. JBS USA Holdings, Inc., a subsidiary of the Brazilian company JBS S.A., is a global leader in beef and pork processing. Mr. Trupkiewicz is a Certified Public Accountant.

Summary Compensation
The following table shows compensation information for fiscal 2013, 2014, and 2015 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($) (5)	Total ($)
Yuval Wasserman	2015	600,000	—	841,899	799,996	528,000	—	25,035	2,794,930
President and Chief Executive	2014	429,969	—	—	500,344	750,000	—	123,743	1,804,056
Officer(6)	2013	385,224	—	—	—	534,355	—	35,308	954,887

Thomas Liguori	2015	233,333	—	1,799,947	—	132,859	—	48,103	2,214,242
Executive Vice President and
Chief Financial Officer

Danny C. Herron	2015	89,831	—	—	—	—	—	786,332	876,163
Former Executive Vice	2014	307,992	—	—	—	—	—	9,559	317,551
President and	2013	307,992	—	—	—	288,199	—	9,537	605,728
Chief Financial Officer

Thomas O. McGimpsey	2015	314,646	—	541,878	199,997	168,744	—	9,823	1,235,088
Executive Vice President,	2014	283,512	—	—	—	106,313	—	9,434	399,259
General Counsel and	2013	283,512	—	—	—	265,274	—	9,411	558,197
Corporate Secretary

William G. Trupkiewicz	2015	247,500	—	98,226	62,498	87,932	—	8,963	505,119
Chief Accounting Officer	2014	173,437	—	242,132	101,722	41,804	—	4,830	563,925
Officer(7)

(1)
The value of the Stock Awards listed relate to the 2015 Long Term Incentive Plan and represents the full grant date value in accordance with FASB ASC Topic 718 of: (a) time-based restricted stock units with one-third vesting on each anniversary date of grant and (b) one-year performance based stock awards granted at 200% of target under such plan. The assumptions used to calculate the value of Stock Awards are set forth under Note 15 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2015 filed with the SEC on February 25, 2016.

(2)
The value of the Option Awards listed relate to the 2015 Long Term Incentive Plan and represents the full grant date value in accordance with FASB ASC Topic 718 of time-based options with one-third vesting on each anniversary date of grant. The assumptions used to calculate the value of Option Awards are set forth under Note 15 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2015 filed with the SEC on February 25, 2016.

(3)	Performance stock awards which vested for the 2013 performance period were paid in cash in 2014 as noted in Proxy statement for the year ended December 31, 2013.

(4)	For each named executive officer, the amount shown was paid in the subsequent fiscal year, respectively, pursuant to the STI plan.

(5)
All other compensation consists of 401(k) match, excess life insurance, and disability insurance payments made by the Company. For Mr. Wasserman, other compensation includes relocation expenses paid in 2013 and 2014.

(6)	As of October 1, 2014, Mr. Wasserman was named Chief Executive Officer and President of the Company.

(7)	Mr. Liguori was appointed to Executive Vice President and Chief Financial Officer effective May 18, 2015.

 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2015. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2015 Year-End Table on the following page.
2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yuval Wasserman	2/5/2015	—	600,000	1,200,000	106,742	114,341	129,539	—	—	26.32	1,641,895
Thomas Liguori	5/18/2015	—	240,000	480,000	—	—	—	—	63,535	28.33	1,799,947
Thomas O. McGimpsey	2/5/2015	—	189,600	379,200	26,685	28,584	32,383	—	—	26.32	741,875
William Trupkiewicz	2/5/2015	—	99,000	198,000	8,339	8,932	10,119	—	—	26.32	160,724

(1)
Amounts shown are estimated payouts for 2015 under the Company’s incentive compensation plan. These amounts are based on the individual’s 2015 base salary and position. The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2015 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Target and maximum estimates were calculated using base salary as of December 31, 2015.

(2)	Reflects time based options and restricted stock units as well as performance-based options that vest upon the Company’s achievement of certain return on net assets targets.
(3)
The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist of performance shares (also called “restricted stock units”) granted under our LTI plan, and time-based awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2015. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

	Option Awards					Stock Awards
Name	Number of Exercisable Securities Underlying Unexercised Options (#)	Number of Unexercisable Securities Underlying Unexercised Options(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Yuval Wasserman(3)						15,198	$429,039.54	30,396	$858,079.08
	3,282	—	—	$12.77	10/27/2019
	3,938	—	—	$15.65	2/16/2020
	3,938	—	—	$16.25	4/20/2020
	3,938	—	—	$13.85	7/20/2020
	7,876	—	—	$14.50	10/26/2020
	7,876	—	—	$14.52	2/15/2021
	7,876	—	—	$14.21	4/28/2021
	7,876	—	—	$12.44	7/22/2021
	11,813	—	—	$9.51	10/26/2021
	54,450	—	—	$11.02	1/3/2022
	18,867	37,733	—	$18.77	10/1/2024
	27,982	55,963	30,396	$26.32	2/5/2025

Thomas O. McGimpsey						3,799	$107,245.77	7,598	$214,491.54
	5,250	—	—	$12.77	10/27/2019
	2,625	—	—	$15.65	2/16/2020
	1,313	—	—	$16.25	4/20/2020
	1,313	—	—	$13.85	7/20/2020
	1,313	—	—	$14.50	10/26/2020
	1,587	—	—	$14.52	2/15/2021
	6,250	—	—	$14.21	4/28/2021
	6,250	—	—	$12.44	7/22/2021
	3,126	—	—	$9.51	10/26/2021
	15,781	—	—	$11.02	1/3/2022
	6,996	13,990	—	$26.32	2/5/2025

Thomas Liguori(3)	—	—	—	$—		63,535	$1,793,593.05	—	—

William Trupkiewicz	2,393	—	—	$25.28	4/1/2024	1,187	$33,509.01	2,374	$67,018.02
	2,186	4,372	—	$26.32	2/5/2025

(1)	Calculated based on the achieved performance for fiscal 2015.
(2)
All options expire 10 years following the date of issuance. Options issued from 1999 to 2004 vest twenty-five percent (25%) after one (1) year and six and one quarter percent (6.25%) per quarter over the following three (3) years. Options issued from 2005 to 2011 vest twenty-five percent (25%) per year over four (4) years. Options issued in 2012 vest in three annual installments upon the Company’s achievement of target return on net assets in each annual period. Options issued in 2014 vest one-third per year over three (3) years.

(3)	Mr. Wasserman became the Company's Chief Executive Officer on October 1, 2014. Mr. Liguori became the Company's Chief Financial Officer on May 18, 2015.

 Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($) (1)
Yuval Wasserman	—	$—	20,664	(2)	$501,831
Thomas O. McGimpsey	28,406	$827,940	19,412	(3)	$468,506
Thomas Liguori	—	$—	—		$—
William Trupkiewicz	—	$—	2,791	(4)	$66,984
Danny C. Herron	6,563	$172,633	—		$—

(1)	The value realized equals the market value of the Company's common stock on the release date, multiplied by the number of shares that vested.
(2)	Of this amount, 7,058 shares were withheld by the Company to cover tax withholding obligations.
(3)	Of this amount, 6,381 shares were withheld by the Company to cover tax withholding obligations.
(4)	Of this amount, 1,040 shares were withheld by the Company to cover tax withholding obligations.

 Pension Benefits

Advanced Energy’s named executive officers neither received nor accrued any benefits in 2015 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. Advanced Energy does not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) Plan to our Executives.

Non-qualified Deferred Compensation
    The Company does not maintain a non-qualified deferred compensation plan.
Potential Payments upon Termination or Change in Control
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers who, as of the date of this proxy statement are expected to continue their employment with the Company, would be entitled upon termination of employment.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason (1)(2)(11)		Voluntary Termination	Death	Long- Term Disability

Yuval Wasserman	Prorated target bonus	600,000	(3)		1,000,000(9)	144,000(10)
	Severance	1,200,000	(4)
	Target bonus	600,000	(6)
	Outplacement services	15,000	(7)
	Continuation of benefits	32,847	(8)

Thomas Liguori	Prorated target bonus	240,000	(3)		800,000(9)	144,000(10)
	Severance	400,000	(5)
	Target bonus	240,000	(6)
	Outplacement services	15,000	(7)
	Continuation of benefits	50,565	(8)

Thomas O. McGimpsey	Prorated target bonus	189,600	(3)		632,000(9)	144,000(10)
	Severance	316,000	(5)
	Target bonus	189,600	(6)
	Outplacement services	15,000	(7)
	Continuation of benefits	50,565	(8)

(1)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board of Directors, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) a change in title only, or (B) isolated incidents that are promptly remedied by the Company; (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) an increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; (iv) a material reduction in the Benefits, taken as a whole, without the executive’s express written consent; (v) the relocation of the executive’s principal place of business to a location more than thirty-five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)
Assumes December 31, 2015 termination date. Executive to receive a pro rata portion of target bonus. As to Mr. Liguori who joined the Company in May 2015, the prorated target bonus assuming a December 31, 2015 termination date would be $148,800.

(4)	Executive to receive a lump sum payment equal to two (2) times his then current annual base salary.

(5)	Executive to receive a lump sum payment equal to one (1) time his then current annual base salary.

(6)	Executive to receive a lump sum payment equal to one (1) time his then current target bonus.

(7)	Executive may be reimbursed for up to $15,000 in outplacement services.

(8)
Executive to receive: (a) continuation of medical insurance for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for twelve (12) months following the date of termination.

(9)
Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive. In addition to the life insurance death benefit shown in the table above, there is an additional policy for accidental death and dismemberment with a maximum benefit of $1,500,000.

(10)	Executive to receive annual annuity payments under any long-term disability insurance policy carried by the Company with respect to the Executive.

(11)
As described on page 28 of the proxy statement under the heading “Other Compensation” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options and other equity awards then held by the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including options and awards under the various long term incentive plans) please refer to the Executive Compensation section on pages 26-27 of the proxy statement. Such accelerated vesting of these options and awards could result in payouts to the executives in such circumstances.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.
The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in our proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions as described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. As a general matter, it is the policy of the Company to avoid related party transactions. Any related party transaction that does arise must be reviewed and approved by both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect of matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.
In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.
Certain Relationships and Related Transactions
Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2015 we had sales totaling approximately $706,400 and $82,775 in accounts receivable from such customers at December 31, 2015. No member of the Board of Directors had a direct or indirect material interest in the transactions.
All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file, including any amendments thereto. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2015 or with respect to transactions in 2015.
CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.

Communications with Directors
The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Board of Director’s practice to encourage all Board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard.
PROPOSALS OF STOCKHOLDERS
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
To be considered for inclusion in next year's proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 11, 2016. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
Other Stockholder Proposals for Presentation at Next Year's Annual Meeting
Our By-laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2017 Annual Meeting, must be received at our principal executive offices not earlier than the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the 2016 Annual Meeting date. As a result, proposals, including director nominations, submitted pursuant to our By-Laws must be received no earlier than February 4, 2017 and no later than the close of business on March 6, 2017; provided, however, that in the event that the 2017 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2016 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2017 Annual Meeting of Stockholders and not later than the 60th day prior to the date of the 2017 Annual Meeting of Stockholders. In the alternative, if the first public announcement of the date of the 2017 Annual Meeting of Stockholders is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company in order to be timely. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
FORM 10-K
A copy of Advanced Energy’s 2015 Annual Report on Form 10-K is included in the 2015 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2015 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
REPRESENTATION AT THE ANNUAL MEETING
It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 4 and on the proxy card.

THE BOARD OF DIRECTORS
Dated: March 10, 2016
Fort Collins, Colorado

			Advanced Energy Industries, Inc.					Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.						Annual Meeting of Advanced Energy Industries, Inc.
Date:	May 5, 2016					to be held on, Thursday, May 5, 2016
Time:	9:00 a.m. (Mountain Daylight Time)					for Holders as of March 8, 2016
Place:	1625 Sharp Point Drive Fort Collins, Co 80525 See Voting Instruction on Reverse Side.					This proxy is being solicited on behalf of the Board of Directors
Please make your marks like this: x Use dark black pencil or pen only							VOTE BY:
Board of Directors Recommends a Vote FOR proposals 1, 2, and 3						INTERNET		TELEPHONE
1: Election of 6 Directors		For		Withhold	Directors Recommend	Go To		866-390-9955
					i	www.proxypush.com/aeis		● Use any touch-tone telephone.
01 Frederick A. Ball		☐		☐	For	● Cast your vote online.		● Have your Voting Instruction Form ready.
02 Grant H. Beard		☐		☐	For	● View Meeting Documents.		● Follow the simple recorded instructions.
03 Ronald C. Foster		☐		☐	For		OR
04 Edward C. Grady		☐		☐	For
05 Thomas M. Rohrs		☐		☐	For		MAIL
06 Yuval Wasserman		☐		☐	For
						OR	●Mark, sign, and date your Voting Instruction Form.
● Detach your Voting Instruction Form.
● Return your Voting Instruction Form in the postage-paid envelope provided.

		For	Against	Abstain	Directors Recommend
i
By signing the proxy, you revoke all prior proxies and appoint Yuval Wasserman and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

2: Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2016.		☐	☐	☐	For
All votes must be received by 5:00 P.M., Eastern Time, May 4, 2016.
3: Advisory approval on the Company’s executive compensation.		☐	☐	☐	For
PROXY TABULATOR FOR
4: Any other matters of business properly brought before the meeting.								ADVANCED ENERGY INDUSTRIES, INC.
P.O. BOX 8016
To attend the meeting and vote your shares in person, please mark this box.			☐					CARY, NC 27512-9903

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign here			Please Date Above
EVENT #
Please sign here			Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
CLIENT #

Revocable Proxy - Advanced Energy Industries, Inc. Annual Meeting of Stockholders May 5, 2016, 9:00 AM (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Yuval Wasserman and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Co 80525 on Thursday, May 5, 2016 at 9:00 AM, local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:
FOR the nominees for directors specified in Item 1 and FOR each of Items 2, and 3.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)